EXHIBIT 15

ACCOUNTANTS' ACKNOWLEDGEMENT

The Board of Directors
Minerals Technologies Inc.:

Re: Registration Statement Nos. 333-160002, 333-59080, 333-62739, 333-138245, 333-206244 and 333-249761

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 30, 2021 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York
July 30, 2021